Exhibit 99.1

Silver Dragon Resources Inc. – Board of Director Changes

Toronto, Canada – May 23, 2008 – Silver Dragon Resources Inc. (OTC BB: SDRG.OB – News) announced today that the company has accepted the resignation of independent Director Terry Christopher from the Board effective immediately.

The Company would like to thank Mr. Christopher for his service and wishes him well in future endeavors.

Silver Dragon is currently reviewing candidates to serve as Independent Directors to fulfill its mandate for “Board independence”.

About Silver Dragon Resources Inc.

Silver Dragon Resources Inc. is a mining and metal company focused on the acquisition, exploration, development and operation of silver mines in proven silver districts exclusively in China and Mexico. Silver Dragon's objective is to acquire silver mining assets that contain promising exploration targets, and/or producing properties with significant untapped exploration potential. It is management's objective to grow Silver Dragon into a significant silver producer by developing Cerros las Minitas in Mexico and the nine Erbahuo properties in China. With operations in Mexico, the world’s leading producer of silver, and in China, the world’s largest consumer of silver, Silver Dragon is prepared to participate in China’s increasing demand for silver. For more information, please visit the Company's website at: www.silverdragonresources.com (now available in Chinese).

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical, such as statements regarding the exploration and development of the Projects, outcome and timing for the completion of further assays and Silver Dragon’s future prospects, are forward-looking statements. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” “projects,” “aims,” “potential,” “goal,” “objective,” “prospective,” and similar expressions, or that events or conditions “will,” “would,” “may,” “can,” “could” or “should” occur. Forward-looking information is subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of the Company to be materially different from those expressed or implied by such forward-looking information, including risks associated with the mining industry such as economic factors, government regulation and approvals, environmental risks, actual results of exploration activities, future commodity prices, permitting timelines, capital expenditures, possible variations in ore reserves, resources, grade or recovery rates, requirements for additional capital, changes in laws or policies, changes in project parameters as plans continue to be refined, conclusions of economic evaluations as well as other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact Silver Dragon Resources Inc.
Colin Sutherland
(416) 223-8500 or Toll Fee: 1-866-512- SDRG (7374)
Email: info@silverdragonresources.com

Alessandro Motta
Investor Relations
(416) 223-8500 or Toll Fee: 1-866-512- SDRG (7374)
Email: info@silverdragonresources.com